Exhibit 99.1

BEL FUSE SENDS LETTER TO PULSE ELECTRONICS REGARDING BUSINESS COMBINATION PROPOSAL AND ELECTION CONTEST TO REPLACE PULSE ELECTRONICS’ DIRECTORS

JERSEY CITY, N.J. (March 21, 2011) Bel Fuse Inc. (NASDAQ: BELFA) and (NASDAQ: BELFB) today delivered a letter to Ralph Faison, Director, President and Chief Executive Officer of Pulse Electronics Corporation (NYSE: PULS) commenting on the Pulse Board’s rejection of Bel’s proposal to acquire all of the outstanding shares of Pulse common stock for per share consideration of $6.00.

For the past several years, Bel has made several exhaustive but unproductive attempts to engage privately and constructively with the Pulse Board about a business combination that makes the most sense for Pulse shareholders.  Each time, Bel was asked to postpone merger discussions to some future date.  And each time, Bel honored these requests; patiently waiting while Pulse churned through four CEOs (including an interim CEO), share value plummeted by more than $750 million and shareholders suffered.

In the letter sent to Pulse today, Daniel Bernstein, the President and CEO of Bel, stated, “We were disappointed yet again by your letter dated March 10, 2011 when the Pulse Board summarily rejected our proposal as ‘opportunistic’ and not in the best interest of Pulse, prior to making any attempt to engage with us to discuss other alternative transactions or suitable valuations that would maximize your shareholders’ value.”

Mr. Bernstein continued, “While we continue to hope that the Pulse Board will work with us to structure a transaction that enables shareholders to receive a full and fair value for their investment, we have found no evidence to suggest this will occur under the stewardship of this current Board of Directors.”

Bel intends to seek to elect two highly qualified, independent Directors for election to the Pulse Board at Pulse’s upcoming annual meeting.  If elected, these new Directors will represent a minority of the Pulse Board and are committed to working constructively with the other members of the Board to ensure that the interests of all shareholders are protected.  Specifically, if elected, these candidates intend to urge the other members of the Pulse Board to conduct a comprehensive examination of all strategic alternatives - including a complete sale of the business to the highest and most qualified bidder.

The letter concluded with Mr. Bernstein imploring the Pulse Board to do what is in the best interest of shareholders, stating, “Ralph, let me reemphasize what we have said to you and other members of the Pulse Board in the past.  Bel has a strong balance sheet representing over $85 million in cash and no debt; we are ready and willing to negotiate a transaction that makes the most sense for your shareholders, including a revised offer to reflect any incremental value you can demonstrate.”

The full text of the letter follows:

March 21, 2011

Mr. Ralph Faison
Director, President and CEO
Pulse Electronics Corporation
1210 Northbrook Drive, Suite 470
Trevose, PA 19053

Dear Ralph:

For the past several years, we have repeatedly attempted to privately engage the Board of Directors of Pulse Electronics Corporation in serious discussions about a business combination involving Bel Fuse Inc. and Pulse.  Each time, we were asked to postpone merger discussions to some future date.  And each time, we honored these requests; patiently waiting while Pulse churned through four CEOs (including an interim CEO), share value plummeted and shareholders suffered.

On November 3, 2008, we contacted then Chairman and CEO James Papada, asking if Pulse would be willing to renew discussions regarding a potential business combination.  Mr. Papada responded that “while the board still perceives there to be significant upside to such a combination, the timing is just not right for us at this particular time.”  Mr. Papada advised us that Pulse would prefer to defer any discussions about this matter until it had a clearer outlook for 2009.  Based on what was happening in the global economy at the time, we understood this position and agreed to restart discussions in the near future.

On October 6, 2009, we wrote to Mr. Papada suggesting that the announcement of his upcoming retirement and the sale of the AMI Doduco business presented an opportune time to renew discussions about a potential merger of our two companies.  At that time, the Pulse Board requested that we postpone discussions until a CEO replacement was identified and the AMI Doduco sale was final.  Again we respectfully obliged.

Ten months later, on August 4, 2010, long after Mr. Papada’s retirement and following the completion of the AMI Doduco sale on September 4, 2010, we contacted John Burrows, Pulse’s Lead Independent Director, to express our continued interest in a business combination.   We were again told that it was “not the right time for a conversation.”

On December 14, 2010, we sent a letter to Mr. Burrows expressing our interest in renewing discussions about a potential deal that made the most sense for our respective shareholders.  In this letter, we disclosed our desire to commence a meaningful dialogue privately, but also stated our intention to preserve all of our options, including nominating directors for election to the Pulse Board.  This was finally enough to provoke a courtesy meeting with us, at which time we were once again asked to defer merger discussions for another 18 to 24 months.

After exhaustive but unproductive attempts to engage privately and constructively with the Pulse Board, we felt we had no other option but to make our interest in acquiring Pulse public.

On February 28, 2011, Bel made a compelling proposal for a business combination under which Bel would acquire all of the outstanding shares of Pulse common stock for per share consideration of $6.00, representing a significant premium to market.  Our proposal built in the flexibility to allow Pulse shareholders to choose whether to receive the consideration in cash or Bel Class B common stock and we invited the Pulse Board to enter into negotiations with us to structure a transaction that makes the most sense and provides the greatest tax advantages for Pulse shareholders.

We were disappointed yet again by your letter dated March 10, 2011 when the Pulse Board summarily rejected our proposal as “opportunistic” and not in the best interest of Pulse, prior to making any attempt to engage with us to discuss other alternative transactions or suitable valuations that would maximize your shareholders’ value.

The Pulse Board’s latest reason for not entering into a business combination with us, discussed in the March 10 letter, is that our offer does not reflect the actions Pulse has taken recently to improve its performance.  These actions, while important and indeed necessary to meet the minimum standard necessary to remain competitive in our industry are, in our view, all long overdue.  In fact, in our letter to Directors Burrows and Barton dated June 28, 2007, we recommended that many of these actions be taken as the best way to generate the greatest return for our combined shareholders (June 28, 2007 letter attached).  It’s ironic that Pulse is now claiming that these initiatives are the primary reasons for not entering into a business combination with us today.

Furthermore, the set of “strategic actions” Pulse commits to undertake over the next 18 to 24 months, such as lowering operating expenses and rationalizing the Company’s manufacturing footprint, are hardly compelling reasons for not entering into discussions with us.   In fact, we are confident that a combined entity would have the ability to achieve these objectives more quickly, with far less execution risk and at a much lower cost.  We strongly believe that consummating a combination of our two highly complementary organizations has the potential to achieve significantly more value for shareholders than Pulse can achieve on a standalone basis.  Indeed, it appears to be worth repeating some of these synergistic values again here.  They include:

•	The ability to rapidly increase global sales through a broader and more complete product portfolio.
•	An integrated operational and organizational infrastructure better able to serve customers.
•	Benefits from economies of scale with regards to procurement, engineering capabilities, IT infrastructure and customer service.
•
Improved margins and considerable cost savings, which are expected to yield more than $15 million annually when fully realized, primarily from rationalizing redundant operational costs and duplicate public company costs.

•	A more robust and flexible capital structure with greater access to capital for future expansion.

With regards to your plans to improve the wireless product group’s financial performance and to implement a new ERP system, we question (i) how much capital will be necessary to make these projects viable, (ii) the length of time it will take for these investments to return a value above the cost of capital, and (iii) what the ultimate return on these investments is expected to be.

Unfortunately for Pulse shareholders, the Pulse Board has a lackluster track record of managing investments.  Over the past five years, Pulse spent approximately $480 million on acquisitions (a total of approximately $590 million including the LK Products acquisition in September 2005) and an additional $180 million on Research and Development, with very little to show for it.  During this same period, Pulse’s revenue declined 31% from approximately $627 million in FY2006 to approximately $432 million in FY2010, while income from continuing operations fell from approximately $46 million in FY2006 to a loss of approximately $28 million in FY2010. The Board’s poor investment record is also reflected in the significant goodwill and intangible asset write-downs, which are primarily related to these failed acquisitions, totaling approximately $411 million from FY2006-FY2010.

Consequently, shareholders have lost more than $750 million in market value from December 31, 2006 to December 31, 2010, while Pulse’s stock performed poorly relative to Bel’s stock and other benchmark indices, as illustrated in the graph below.

In our opinion, Pulse shareholders deserve better.

Adding insult to injury, while Pulse shareholders suffered a precipitous decline in ownership value, the Pulse Board doled out millions of dollars in excessive compensation and fringe benefits to a select few senior managers.

For example, from 2006 to 2009, the Pulse Board rewarded the CEO and the CFO with approximately $14.5 million in salary, stock awards, tax gross ups, social club memberships and other perks.  What is even more appalling is that, as part of this compensation, in June 2009 these two individuals collected one-time change-in-control payments totaling more than $4.0 million following the sale of Pulse’s Medtech subsidiary, a business acquired under the same management team less than 18 months earlier.  In addition, eight other present and former employees received lump sum payments as a result of this transaction.  Soon after these windfall payments were made, the CEO retired (on April 2, 2010) while the CFO continued to earn the same generous salary as before, despite having responsibilities today for a much smaller business.

It appears that corporate governance experts have been equally concerned about Pulse’s poor performance, declining shareholder returns and troubling pay practices.  In 2009, ISS, a leading corporate governance and proxy vote advisory firm, recommended shareholders withhold voting their shares for the election of the Company’s three director nominees because of “multiple problematic governance provisions,” including entering into new employment agreements with senior managers which contained excise tax gross-ups.  As a result, shareholders representing 44% of the shares voted in the election of directors at the annual meeting did not support these candidates’ re-election, forcing the Company to take corrective action for some of these governance deficiencies the following year.

Clearly, the status quo is unacceptable.

While we continue to hope that the Pulse Board will work with us to structure a transaction that enables shareholders to receive a full and fair value for their investment, we have found no evidence to suggest this will occur under the stewardship of this current Board of Directors.  Therefore, we intend to solicit proxies to elect two highly qualified, independent candidates to the Pulse Board at the upcoming annual meeting.  If elected, these new Directors will represent a minority of the Pulse Board and are committed to working constructively with the other members of the Board to ensure that the interests of all shareholders are protected.  Specifically, if elected, our candidates intend to urge the other members of the Pulse Board to conduct a comprehensive examination of all strategic alternatives - including a complete sale of the business to the highest and most qualified bidder.

Ralph, let me reemphasize what we have said to you and other members of the Pulse Board in the past.  Bel has a strong balance sheet representing over $85 million in cash and no debt; we are ready and willing to negotiate a transaction that makes the most sense for your shareholders, including a revised offer to reflect any incremental value you can demonstrate.

We implore the Pulse Board to do what is in the best interest of shareholders.

Sincerely,

Daniel Bernstein
Director, President and CEO

Attachment
Cc: Pulse Electronics Board of Directors

ABOUT BEL FUSE INC

Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies). Bel operates facilities around the world.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Pulse Electronics Corporation (“Pulse Electronics”) has commenced at this time. In connection with the proposed transaction, Bel may file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”). Any definitive tender offer documents will be mailed to shareholders of Pulse Electronics. INVESTORS AND SECURITY HOLDERS OF PULSE ELECTRONICS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Bel through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Bel, together with the other Participants (as defined below), intends to make a preliminary filing with the SEC of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2011 annual meeting of shareholders of Pulse Electronics.

BEL STRONGLY ADVISES ALL SHAREHOLDERS OF PULSE ELECTRONICS TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT ANG GOLD PROXY CARD WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The Participants in the proxy solicitation are anticipated to be Bel, Bel Ventures Inc. (“Bel Ventures”), Timothy E. Brog, James Dennedy, Melvin L. Keating and Mark B. Segall (collectively, the “Participants”). As of the date hereof, the Participants collectively own an aggregate of 341,725 shares of Pulse Electronics Common Stock, consisting of the following: (1) 368 shares owned directly by Bel and (2) 341,357 shares owned directly by Bel Ventures.

FORWARD-LOOKING STATEMENTS

Except for historical information contained in this news release, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of Bel’s new products and competitive responses to those new products; and the risk factors detailed from time to time in Bel’s SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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Investor Inquiries:
Bel Fuse Inc.
Daniel Bernstein, President & CEO
Colin Dunn, Vice President Finance
(201) 432-0463
www.belfuse.com
or
Alliance Advisors, LLC
Peter Casey (973) 873-7710
Waheed Hassan, CFA (973) 873-7706

Media Inquiries:
Hedge Fund Solutions, LLC
Damien Park
(215) 325-0514
dpark@hedgerelations.com